Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2022

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2022

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Consolidated Pro Forma Statement of Profit or Loss and Other Comprehensive Income	F-3-F-5
Consolidated Pro Forma Statement of Financial Position	F-6
Notes to Consolidated Financial Statements	F-7-F-9

The following unaudited pro forma condensed consolidated combined financial information has been prepared in accordance with Article 11 of Regulation S-X, and presents the combination of the historical financial information of Lytus and Sri Sai adjusted to give effect to the completion of the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022, combines the historical unaudited condensed balance sheet of Lytus as of September 30, 2022, and the historical unaudited condensed consolidated balance sheet of Sri Sai as of September 30, 2022, on a pro forma basis as if the Business Combination, and the other events contemplated by the Share Purchase Agreement, summarized below, had been consummated on September 30, 2022.

The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2022 combines the historical unaudited condensed statement of operations of Lytus for the six months ended September 30, 2022 and the historical unaudited consolidated statement of operations of Sri Sai for the six months ended September 30, 2022 on a pro forma basis as if the Business Combination and the other events contemplated by the Share Purchase Agreement, as summarized below, had been consummated on April 1, 2020.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2022, combines the historical statement of operations of Lytus through March 31, 2022, and historical consolidated statement of operations of Sri Sai for the year ended March 31, 2022, on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement, as summarized below, had been consummated on April 1, 2020.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021, combines the historical statement of operations of Lytus through March 31, 2021, and historical consolidated statement of operations of Sri Sai for the year ended March 31, 2021, on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement, as summarized below, had been consummated on April 1, 2020.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Sri Sai’s financial condition or results of operations would have been had the Business Combination and other events contemplated by the Share Purchase Agreement occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Sri Sai. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The acquisition has been accounted for using the acquisition accounting method, as described in Note 1 to these unaudited pro forma condensed combined financial statements. The SRI SAI tangible and identifiable intangible assets acquired and liabilities assumed were recorded based upon their estimated fair values as of September 30, 2022, the closing date of the acquisition. The excess purchase price over the value of the net assets acquired was recorded as goodwill.

The functional and reporting currency of the SRI SAI and Lytus Group is “INR” and “USD”. The statements and notes were translated into U.S. Dollars for use in the pro forma condensed combined financial statements as follows: The financial position as of September 30, 2022 was translated at the exchange rate as of that date of 81.63 INR to the U.S. Dollar. The statement of operations for the period ended September 30, 2022, March 31, 2022 and March 31, 2021 were translated at the average exchange rate of 78.90, 74.40 and 74.17 respectively INR to the U.S. Dollar. Note 1, which describes the terms of the acquisition, was translated at the exchange rate of 81.63 INR to the U.S. Dollar as of the date of the close of the transaction, September 30, 2022.

  LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

For the year ended 31 March 2021

	Lytus Group Historical	SRI SAI historical	Transaction accounting adjustments	Notes	Other Transaction accounting adjustments	Notes	Pro forma combined
Income
Revenue from contract with customers	$1,900,987.00	$18,736,973.09	-		-		$20,637,960.09
Other operating income	-	382.68	-		-		382.68
Other income	14,648,473.00	-	-		-		14,648,473.00
	16,549,460.00	18,737,355.77					35,286,815.77
Expenses
Operating expenses	2,348,644.00	17,073,016.40	18,456.44	a	-		19,440,116.84
Depreciation	240,164.00	202,358.97	11,826.23	b	-		454,349.20
Amortisation of intangible assets	11,931,668.00	32.57	-		-		11,931,700.57
	14,520,476.00	17,275,407.94	30,282.67				31,826,166.61

Finance income	8,524.00	10,350.55	-		-		18,874.55
Finance cost	270,000.00	89,173.79	3,935.29	c	-		363,109.08
Profit/(Loss) for the year before taxation	1,767,508.00	1,383,124.59	34,217.96		-		3,116,414.63
Taxation	616,893.00	351,151.13	8,612.68	d			976,656.81
Profit/(Loss) for the year after taxation	1,150,615.00	1,031,973.46	42,830.64		-		2,139,757.82

Attributable to :
Controlling interests	1,174,970.00	526,306.47	21,843.63		-		1,091,277.00)
Non - controlling interests	(24,355.00)	505,666.99	20,987.01		-		1,048,480.82

Other comprehensive income
Items that may reclassified to profit or loss
Remeasurement of defined liability			286.84				286.84
Foreign currency translation reserves	1,008,899.00	106,226.12	(23,278.33)		-		1,091,846.79
Income tax relating to above item	253,940.00	-	-		-		253,940.00
Total other comprehensive income	754,959.00	106,226.12	23,565.17		-		837,619.95
Total comprehensive income for the year	$395,656.00	$1,138,199.58	19,265.47		-		$2,977,377.77
Attributable to :
Owner of the Company	432,446.00	580,481.80	33,861.87		-		1,518,463.00
Non - controlling interests	(36,790.00)	557,717.78	(14,596.40)		-		1,458,914.77
Earning per equity share of face value of Cents 10/- each
- Basic earnings per equity share (in US $.)	0.05	102.01					7.13
- Diluted earnings per equity share (in US $.)	0.05	102.01					7.13

See accompanying notes to the unaudited pro forma Condensed Consolidated Combined Financial Statements are part of these statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

For the year ended 31 March 2022

	Lytus Group historical	SRI SAI historical	Transaction accounting adjustments	Notes	Other Transaction accounting adjustments	Notes	Pro forma combined
Income
Revenue from contract with customers	$50,630.00	$21,806,002.54	-		-		$21,856,632.54
Other operating income	-	28,721.91	-		-		28,721.91
Other income	16,305,533.00	-	-		-		16,305,533
	16,356,163.00	21,834,724.45					38,190,887.45
Expenses
Operating expenses	3,197,249.00	19,921,836.60	137,936.75	a	-		23,257,021.35
Depreciation	-	566,346.29	13,999.37	b	-		580,345.66
Amortisation of intangible assets	11,894,518.00	12,665.27	-		-		11,907,183.27
	15,091,767.00	20,500,848.16	151,936.12				35,744,550.28

Finance income	-	2,352.03	-		-		2,352.03
Finance cost	1,087,485.00	136,571.92	3,813.16	c	-		1,227,870.08
Profit/(Loss) for the year before taxation	176,911.00	1,199,656.40	(155,749.28)		-		1,220,819.12
Taxation	579,946.00	306,962.31	39,202.09	d			926,110.4
Profit/(Loss) for the year after taxation	(403,034.00)	892,694.09	(194,951.37)		-		294,708.72

Attributable to :
Controlling interests	(390,066.00)	455,274.00	(99,426.00)		-		(34,218.00)
Non - controlling interests	(12,968.00)	437,420.09	(95,525.37)		-		328,926.72

Other comprehensive income
Items that may reclassified to profit or loss
Remeasurement of defined liability			8,524.36				8,524.36
Foreign currency translation reserves	1,006,852.00	904.28	19,105.50		-		1,026,861.78
Income tax relating to above item	253,425.00		-		-		253,425
Total other comprehensive income	753,427.00	904.28	19,105.50		-		781,961.14
Total comprehensive income for the year	$350,393.00	$893,598.37	(167,321.51)		-		$1,076,669.86
Attributable to :
Owner of the Company	363,361.00	455,736.00	(85,334.00)		-		733,763.00
Non - controlling interests	(12,968.00)	437,862.37	(81,987.51)		-		342,906.86
Earning per equity share of face value of Cents 10/- each
- Basic earnings per equity share (in US $.)	(0.01)	57.44					0.01
- Diluted earnings per equity share (in US $.)	(0.01)	57.44					0.01

See accompanying notes to the unaudited pro forma Condensed Consolidated Combined Financial Statements are part of these statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

For the year ended 30 September 2022

	Lytus Group Historical		SRI SAI historical	Transaction accounting adjustments	Notes	Other Transaction accounting adjustments	Notes	Pro forma combined
Income
Revenue from contract with customers	$		9,771,491.18	-		-		$9,771,494.18
Other operating income		-	-	-		-		-
Other income		6,484,884.00	-	-		-		6,484,884.00
		6,484,884.00	9,771,494.18					16,256,378.18
Expenses
Operating expenses		1,866,375.00	8,460,950.41	64,976.15	a	-		10,392,301.56
Depreciation		-	288,212.98	4,863.08	b	-		293,076.06
Amortisation of intangible assets		5,623,417.00	8,298.58	-		-		5,631,715.58
		7,489,792.00	8,757,461.97	69,839.23				16,317,093.20

Finance income		-	-	-		-		-
Finance cost		164,583.00	71,943.71	1,273.98	c	-		237,800.69
Profit/(Loss) for the year before taxation		(1,169,491.00)	942,088.50	(71,113.21)		-		(298,515.71)
Taxation		550,606.00	239,049.30	17,899.19	d			807,554.49
Profit/(Loss) for the year after taxation		$(1,720,097.00)	703,039.20	(89,012.40)		-		(1,106,070.20)

Attributable to :
Owner of the Company		(1,720,097.00)	358,550.00	(45,397.00)		-		(1,406,944.00)
Non - controlling interests		-	344,489.20	(43,615.40)		-		300,873.80
Other comprehensive income
Items that may reclassified to profit or loss
Remeasurement of defined liability				359.62				359.62
Foreign currency translation reserves		942,137.00	43,983.24	(24,668.36)		-		961,451.88
Income tax relating to above item				-		-
Total other comprehensive income		942,137.00	43,983.24	(24,308.74)		-		961,811.50
Total comprehensive income for the year		$(777,960.00)	659,055.96	(113,321.14)		-		$(144,258.70)

Attributable to :
Owner of the Company		(777,960.00)	336,119.00	(57,794.00)		-		(499,635.00)
Non - controlling interests		-	322,936.96	(55,527.14)		-		355,376.30
Earning per equity share of face value of Cents 10/- each
- Basic earnings per equity share (in US $.)		(0.05)	34.38					(0.03)
- Diluted earnings per equity share (in US $.)		(0.05)	34.38					(0.03)

See accompanying notes to the unaudited pro forma Condensed Consolidated Combined Financial Statements are part of these statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF FINANCIAL POSITIONS

For the year ended 30 September 2022

	Lytus Group Historical	SRI SAI Historical	Pro-Forma Adjustments	Note No.	Pro-Forma Combined
ASSETS	$	$	$		$
Non-current assets
a) Property, plant and equipment		7,676,302.53	20,247.85	b	7,696,550.38
b) Capital work-in-progress		977,727.26			977,727.26
c) Intangible assets	29,635,771.00	331,196.05			29,966,967.05
d) Goodwill on consolidation	-		247,836.29	A	247,836.29
e) Intangible assets under development	3,836,627.00				3,836,627.00
f) Investments in subsidiaries	2,500,000.00		(2,500,000.00)	A	-
g) Financial assets		-
h) Other non current financial assets		-
i) Other non-current assets	1,347,561.00	417,096.29	-		1,764,657.29
j) Deferred tax assets	125,021.00	137,763.41			262,784.41
Total non-current assets	37,444,980.00	9,540,085.54	(2,231,915.86)		44,753,149.68

Current assets
a) Financial assets
(i) Other receivables	54,343,241.00		(54,343,241.00)	6	-
(ii) Trade receivables	-	2,775,766.80	(226,728.92)	a	2,549,037.88
(iii) Cash and cash equivalents	4,012,171.00	91,649.29			4,103,820.29
(iv) Others financial assets	307.00	46,168.88			46,475.88
b) Other current assets	240,177.00	1,488,988.16			1,729,165.16
Total current assets	58,595,896.00	4,402,573.13	(54,569,969.92)		8,428,499.22

Total assets	96,040,876.00	13,942,658.67	(56,801,885.78)		53,181,648.89

EQUITY AND LIABILITIES
Equity
a) Equity share capital	375,766.00	2,836.25	(2,836.25)	A	375,766.00
b) Other equity	23,562,309.00	4,718,960.54	(4,853,525.55)	A	23,427,743.99
Equity attributable to owners of the Company	23,938,076.00	4,721,796.79	(4,856,361.80)		23,803,509.99
Non Controlling interests	1,908.00		2,163,843.57	A	2,165,751.57

Total equity	23,939,983.00	4,721,796.79	(2,692,518.23)		25,969,261.56

Liabilities
Non-current liabilities
a) Financial liabilities
(i) Borrowings	-	13,907.35			13,907.35
(ii) Other financial liabilities			16,205.32	C	16,205.32
b) Customer acquisition payable, net of current portions	27,104,338.00		(27,104,338.00)	6	-
c) Employee benefits obligations		41,527.92	19,432.93	A	60,960.85
d) Deferred tax liability	1,565,574.00	299,700.75	59,454.75	d	1,924,729.50
Total non-current liabilities	28,669,912.00	355,136.02	(27,009,245.00)		2,015,803.02

Current liabilities
a) Financial liabilities
(i) Borrowings	37,662.00	328,669.65			366,331.65
(ii) Trade payables	551,106.00	7,083,080.57			7,634,186.57
(iii) Other financial liabilities	803,925.00		4,042.69	C	807,967.69
(iv) Payable to promoters of Sri Sai	2,500,000.00			A	2,500,000.00
b) Customer acquisition payable	27,104,338.00		(27,104,338.00)	6	-
c) Employee benefits obligation			172.76	a	172.76
d) Other current liabilities	8,650,511.00	1,239,797.41			9,819,595.58
e) Current tax liability	3,783,439.00	284,891.06			4,068,330.06
Total current liabilities	43,430,981.00	8,865,725.86	(27,100,122.55)		25,196,584.31

Total liabilities	72,100,893.00	9,220,861.88	(54,109,367.55)		27,212,387.33

Total equity and liabilities	96,040,876.00	13,942,658.67	(56,801,885.78)		53,181,648.89

See accompanying notes to the unaudited pro forma Condensed Consolidated Combined Financial Statements are part of these statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As of 30 Sept 2022

Note 1: Basis of Preparations

The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the Business Combination linking the effects of the Business Combination to the historical financial information.

The following unaudited pro forma condensed consolidated combined financial statements are based on our historical consolidated financial statements of the Group and Sri Sai’s historical financial statements as adjusted to give effect to the October 1, 2022, the effective acquisition date of Sri Sai. The unaudited proforma condensed consolidated combined statements of operations for the year ended 31 March 2021, the year ended 31 March 2022, and for the period ended 30 September 2022 to give effect to the acquisition as if it had occurred on 1 April 2020. The unaudited pro forma condensed combined balance sheet as of 30 September 2022 gives effect to the acquisition of Sri Sai India as if it had occurred on that day. The transaction accounting adjustments for the acquisition consist of those necessary to account for the acquisition. The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition and the related financing occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. Our actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2: Acquisition of Sri Sai Cable and Broadband Private Limited

On December 11, 2022, the Company modified its arrangement from original customer acquisition agreement (to acquire 1.8 million subscriber connections) to acquisition of subsidiary that provides for approx. 1 million subscribers and related core assets. The Company shall have greater control over its subscribers, business, assets, and company policies.

Acquisition note: The Company’s total commitment would only be towards Sri Sai i.e., $10 million. The $10 million shall be payable as under: $2.5 million for acquisition of 51% equity shareholding, the amount of which was paid on March 31, 2023 and the balance $7.5 million would be infused in Sri Sai for business and expansion purposes. Accordingly, on March 31, 2023, the Company has made the payment of $2,500,000 to the shareholders of Sri Sai and have received the 51% equity shareholding of Sri Sai. The preliminary effective acquisition date (where control is assumed) shall be October 1, 2022.

Post acquisition, the modification agreement will be concluded, the original customer acquisition agreement will end; and the closing net balances vis-à-vis Reachnet shall be adjusted and netted off with inter-se balances and thereafter, would be adjusted with the opening retained earnings as of October 1, 2022.

Calculation of Goodwill on acquisition	In USD
Consideration transferred	2,500,000.00
Add : Non Controlling Interest - 49%	2,163,843.57
Less : Sri Sai net Assets - Refer working below	4,416,007.28
Goodwill	247,836.29

The Group held a 51% interest in Sri Sai., a Cable TV, Media and internet service provider company based in India. However, for pro forma accounts, it is assumed to be acquired on April 1, 2020.

With this acquisition, the Group expects to increase its market share in India in Cable TV, Media and Internet Services market. Details of the business combination are as follows:

PARTICULARS	USD	USD
Amount settled in cash		2,500,000.00
Proportionate value of non-controlling interest in Sri Sai		2,163,843.57

Total		4,663,843.57

Net identifiable assets and liabilities (refer proforma accounts)
Property plant and equipment	7,696,550.38
Intangible assets	331,196.05
Capital work in progress	977,727.26
Non-current loans and advances	554,859.71
Trade receivables	2,549,037.88
Cash and cash equivalents	91,649.29
Other current assets	1,535,157.04
Deferred tax liabilities	(359,155.50)
Borrowings	(342,577.00)
Other liabilities	(77,166.17)
Trade and other payables	(8,541,271.66)
Net identifiable assets and liabilities		4,416,007.28

Goodwill		247,836.29

Non-controlling interest in Sri Sai

The non-controlling interest in Sri Sai is measured at proportionate value of net assets at the acquisition date.

Goodwill

Goodwill recognized on the acquisition relates to the expected growth, cost synergies and the value of Sri Sai’s workforce which cannot be separately recognized as an intangible asset. This goodwill has been allocated to the Group’s wholesale segment and is not expected to be deductible for tax purposes.

Changes in Goodwill

The reconciliation of the carrying amount of goodwill is as follows

Gross Carry amount	September 30, 2022 In USD
Balance, at the beginning of the year	-
Acquired through business combination	247,836.29
Net exchange differences	-
Balance, at the end of the year	247,836.29

Note 3: Summary of Insignificant Accounting Policies

The unaudited pro forma condensed combined financial statements have been compiled in a manner consistent with the accounting policies adopted by the Group. The accounting policies of the Sri Sai was not deemed to be materially different to those adopted by the Group.

Note 4: Acquisition related costs

In conjunction with the acquisition, the Group incurred acquisition-related charges, related primarily to investment banking, legal, accounting and other professional services.

Note 5: Pro forma adjustments

The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the Company, Sri Sai and certain adjustments which the Company believes are reasonable to give effect to the acquisition of Sri Sai. These adjustments are based upon currently available information and certain assumptions, and therefore the actual impacts will likely differ from the pro forma adjustments.

The adjustments made in preparing the unaudited pro forma combined financial statements are as follows:

A. To eliminate the Target Common Stock, Accumulated Deficit and Non-controlling interest accounting as part of the acquisition.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations and financial statements are as follows:

a - IFRS adjustments for accounting of remeasurement of define benefits (Gratuity) as per actuarial valuation, adjustments of lease rentals paid against lease liability, and accounting of expected credit loss for trade receivables.

b - IFRS adjustments for accounting of depreciation on Rights of Use of Assets (ROU) recognised on leased on fair value of long term lease rentals.

c - Represents accounting of interest on Lease liability accounted based of fair value.

d - Represents deferred tax impacts due to IFRS adjustments as explained in notes (a) to (c) above

The Company management was earlier considering to acquire Sri Sai along with Reachnet. However, with the change in economic and other circumstances, the Company has modified its arrangement with Reachnet by ending it and has acquired 51% equity shareholding of Reachnet’s purported subsidiary (Sri Sai). The unaudited pro forma condensed consolidated combined statement of operation for six months ended September 30, 2022 is prepared on the basis of the original understanding of the arrangement (that is where the Company shall acquire subscribers of Reachnet and its subsidiary). Hence, the transaction accounting adjustment does not take into account the modified arrangement. If the modified arrangement is assumed as if the arrangement has been modified on April 1, 2021 (that is where the pro forma is prepared as of the Business Combination and the other events contemplated by the Share Purchase Agreement, as summarized below, had been consummated on April 1, 2021), the adjustment shall be as under:

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

Particulars	For the year ended March 31, 2022		For the six months ended September 30, 2022
	Transaction accounting adjustments	Pro forma combined	Transaction accounting adjustments	Pro forma combined
Other Income	(16,305,533)	-	(6,484,884)	-
Amortisation of intangible assets	(11,907,183)	-	(5,636,082)	-

NOTE 6. Modification of Reachnet Agreement

Post modification, the closing net balances shall be netted off with opening retained earnings

Other receivables		54,343,241.00
Customer acquisition payable		(27,104,338.00)
Customer acquisition payable, net of current portions		(27,104,338.00)

	Net off balance	134,565.00
	adjusted against
	Retained Earnings	(134,565.00)

	Net Balance	-

NOTE 7 — EARNINGS PER SHARE

Earnings per share consist of the following as of 30 September 2022:

30.09.2022
($US)
Net income available to common shareholders	$(1,106,070.20)
Weighted average number of common shares	34,154,062.00
Par value	$0.01
Income per common share:
Basic income per common share	$(0.03)
Diluted income per common share	$(0.03)